Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Director of Marketing Communications

Phone: (276) 632-2133 or (336) 880-1230

For immediate release: December 23, 2003

Hooker Furniture Reports Record Sales for 2003

Board Approves Two-for-One Stock Split

Martinsville, Va.: Hooker Furniture Corporation (Nasdaq-SCM: HOFT) today reported record sales of $309.0 million for the year ended November 30, 2003, an increase of 24.4% from $248.3 million in 2002. For the fourth quarter of 2003, net sales of $79.7 million increased 13.1% from $70.4 million in the 2002 fourth quarter, marking the eighth consecutive quarter of increased sales compared with the same prior year periods.

Net income for 2003 was $14.7 million, or $1.28 per share. That compares to $15.4 million, or $1.36 per share in 2002, representing a 4.4% decrease in income compared to last year, which was the most profitable in the Company’s 79-year history. Net income for the 2003 fourth quarter of $3.6 million, or $0.31 per share, decreased 39.1% from $5.9 million, or $0.52 per share, in the 2002 quarterly period, which also was a record quarter for the Company in profitability. All per share figures reflect the effect of a two-for-one stock split that was approved by the Board of Directors on December 19, 2003.

“We are very pleased with our top line performance for the year, especially the growth of nearly 7% in Hooker’s wood furniture operations,” said Paul B. Toms Jr., chairman and chief executive officer. “That growth is especially gratifying given the challenging environment in the wood furniture industry and the sluggish economy that has persisted throughout most of the year.” The Company also finished the year with strong momentum. “Across all of our operations – imported and domestic wood furniture and Bradington-Young upholstery, our incoming order rates for the fourth quarter were the strongest of any quarter during the year,” Toms said.

Profitability for the 2003 annual period was negatively impacted by a special, one-time $1.5 million pretax ($911,000 after tax, or $0.08 per share) restructuring and asset impairment charge related to the August 2003 closing of Hooker’s Kernersville, N.C. manufacturing facility. This charge was incurred during the second quarter. The facility and some of its equipment were sold in the 2003 fourth quarter.

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Hooker Furniture Corporation – Press Release

December 23, 2003

Sales increases in 2003 can be attributed to growth resulting from the Company’s January 2003 acquisition of Bradington-Young and growth in Hooker Furniture’s wood furniture operations. Net sales for the Company’s wood furniture operations increased $16.4 million, or 6.6%, to $264.8 million for 2003, compared with $248.3 million in 2002. For the 2003 fourth quarter, net sales for the wood furniture operations decreased $3.5 million, or 4.9%, to $67.0 million, from $70.4 million in the 2002 quarterly period. Hooker’s imported wood furniture shipments continued to grow during 2003 compared to the same periods one year ago, while shipments of domestically produced wood furniture declined, but at a slower rate than in the first half of 2003.

The pace of imported wood furniture sales growth slowed in the 2003 fourth quarter compared to the year-earlier quarter, primarily due to reduced inventory levels of imported products. “In our efforts to improve inventory levels of imported products, we reduced our ordering in mid-year,” said Toms. “As a result, we didn’t have enough inventory to fully capitalize on our strong incoming orders for imports during the third and fourth quarters, so our backlog has grown. We expect our inventory availability to improve during the first and second quarters of next year.” Toms noted that imported products posted another excellent year, with shipments up over 40% and orders up 32% compared to 2002.

Shipments from leather upholstery specialist Bradington-Young accounted for $12.7 million in net sales during the 2003 fourth quarter and $44.2 million in net sales for the eleven-month period since the division was acquired. Following record sales at the October International Home Furnishings Market and continued strong sales since then, Bradington-Young is positioned for growth with an expanded sales organization, product line and dealer base. Earlier in the year Hooker and Bradington-Young merged their sales forces bringing the number of professional sales representatives selling Bradington-Young product from 24 to nearly 100, resulting in several hundred new retail accounts carrying the line today, compared to early 2003. In addition, Bradington-Young has broadened its product niches and price points.

In addition to the special restructuring and asset impairment charge mentioned above, several other factors contributed to the decline in profitability for the 2003 annual and quarterly periods. Lower demand for domestically produced wood furniture products compared to last year resulted in slightly less than a 70% utilization of domestic wood furniture production capacity, resulting in lower margins on those products. Higher inbound freight, transit-related and selling and administrative costs resulted in lower profitability on imported wood furniture products.

Management is addressing the issues impacting profitability and does not believe that these factors are long term in their impact. After working reduced work schedules for all of 2003, Hooker will return to more normal work schedules in early January. “Closing our Kernersville plant and ‘correct sizing’ our inventory levels, coupled with stabilizing domestic orders, will enable us to increase our work schedules beginning January 5, 2004. We expect to work 35 hour weeks with no additional downtime through the first quarter,” Toms said. “That will increase our production capacity utilization from just under 70% to slightly over 85%.” Over the last year, “our domestic facilities have made strides in lowering materials costs, shortening delivery times and controlling labor and overhead costs. These improvements should enhance our profitability as we increase our work schedules.”

For 2003, gross margin decreased to 26.6% of net sales, compared to 27.7% during 2002. For the fourth quarter of 2003, gross margin declined to 26.7% from 31.6% in the comparable 2002 period. The gross margin declines in the 2003 periods are principally attributed to lower margins on imported shipments resulting from higher inbound freight and other transit related costs. Margins also declined on

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Hooker Furniture Corporation – Press Release

December 23, 2003

domestically produced wood furniture. The decline was principally due to increased labor and overhead costs as a percentage of sales volume resulting from inefficiencies created by reduced work schedules and heavier sales discounting.

Selling and administrative expenses as a percentage of net sales for 2003 increased to 17.8%, compared to 17.1% in 2002, and increased to 18.9% for the 2003 fourth quarter, compared to 17.5% in the same 2002 period. Selling and administrative expenses rose as a percentage of net sales in the 2003 periods principally due to increased selling, warehousing and distribution costs to support higher volumes of imported products. The dollar amounts of selling and administrative expenses increased $2.8 million during the 2003 fourth quarter and $12.4 million during the 2003 twelve-month period, mainly due to the addition of selling and administrative expenses for Bradington-Young and the increased import-related costs mentioned previously.

In the second half of the year, Hooker improved its balance sheet and cash position. Inventories have continued to decline while sales have continued to rise. Additionally, strong cash generation during the fourth quarter enabled the Company to prepay $15.0 million against its term loans near the end of November. “Our cash position is very strong, at $14.9 million on November 30, with debt to total capitalization at a very conservative 21.0%,” Toms said.

“Hooker has a bright outlook for 2004,” Toms said. The economy is the strongest it has been in three years, and we are starting to see pent-up demand released as the consumer gains confidence. We expect the momentum in incoming orders to continue, and all of our operations are well positioned to capitalize on the up-tick in retail activity,” he said.

At its December 19, 2003 meeting, the Hooker Furniture Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend. The record date for the stock dividend will be January 9, 2004. The stock certificates will be mailed on or about January 30, 2004. Additionally, the board declared an increased cash dividend of $0.06 per share (after giving effect to the stock split), payable on February 27, 2004 to shareholders of record February 13, 2004.

Ranked among the nation’s top 15 public furniture manufacturers in sales, Hooker Furniture is a 79-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 1900 employees. The Company owns nine manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, Maiden, and Woodleaf, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on December 22, 2003 at $45.90 per share (on a pre-stock split basis). Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: the cyclical nature of the furniture industry; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; fluctuations in the price of key raw materials, including lumber and leather; supply disruptions or delays affecting imported products; adverse political acts or developments in the international markets from which the Company imports products; fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; and capital costs.

-Tables Follow-

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2003	2002	2003	2002
Net sales	$79,665	$70,438	$309,005	$248,346

Cost of sales	58,380	48,209	226,880	179,558

Gross profit	21,285	22,229	82,125	68,788

Selling and administrative expenses	15,087	12,327	54,903	42,469

Restructuring charge (a)			1,470

Operating income	6,198	9,902	25,752	26,319

Other income (expense), net	(72)	83	286	560

Income before interest and income taxes	6,126	9,985	26,038	26,879

Interest expense	648	493	2,638	2,094

Income before income taxes	5,478	9,492	23,400	24,785

Income taxes	1,882	3,584	8,690	9,394

Net income	$3,596	$5,908	$14,710	$15,391

Earnings per share (b):

Basic and diluted	$.31	$.52	$1.28	$1.36

Weighted average shares outstanding	11,553	11,314	11,474	11,285

(a)	In May 2003, the Company recorded a special pretax charge of $1.5 million ($911,000 after tax, or $0.08 per share) for severance and related asset impairment in connection with the August 2003 closing of its Kernersville, N.C. facility, which affected 290 employees.

(b)	All share and per share data reflect the effect of a two-for-one stock split to be distributed in the form of a stock dividend on January 30, 2004.

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30,	November 30,
	2003 (a)	2002
Assets

Current assets
Cash and cash equivalents	$14,859	$2,316
Trade receivables less allowances	37,601	33,771
Inventories	42,442	54,959
Prepaid expenses and other	3,924	2,225

Total current assets	98,826	93,271
Property, plant, and equipment, net	53,582	49,577
Intangible and other assets	14,691	7,033

Total assets	$167,099	$149,881

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$6,945	$5,427
Accrued salaries, wages, and benefits	5,476	6,022
Accrued income taxes	308	3,169
Other accrued expenses	2,612	4,372
Current maturities of long-term debt	8,671	2,905

Total current liabilities	24,012	21,895
Long-term debt, less current maturities	22,166	21,798
Other long-term liabilities	4,657	5,144

Total liabilities	50,835	48,837
Shareholders’ equity	116,264	101,044

Total liabilities and shareholders’ equity	$167,099	$149,881

(a)	In January 2003, the Company completed its acquisition of substantially all of the assets of Cherryville, N.C.-based leather seating specialist Bradington-Young, LLC. The Company acquired those assets for an aggregate consideration of $26.6 million, approximately $4.1 million of which was assumed debt. The consolidated balance sheet as of November 30, 2003 reflects those assets and liabilities.

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TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	November 30,	November 30,
	2003	2002
Cash flows from operating activities
Cash received from customers	$311,169	$244,376
Cash paid to suppliers and employees	(258,327)	(230,982)
Income taxes paid, net	(9,436)	(5,980)
Interest paid, net	(2,199)	(1,719)

Net cash provided by operating activities	41,207	5,695

Cash flows from investing activities
Purchase of property, plant, and equipment	(3,974)	(6,082)
Acquisition of Bradington-Young, net of cash acquired	(22,083)
Sale of property	992	18

Net cash used in investing activities	(25,065)	(6,064)

Cash flows from financing activities
Proceeds from long-term debt	77,319	3,000
Payments on long-term debt (including $4.1 million assumed in the acquisition of Bradington-Young)	(75,258)	(5,208)
Payment to terminate interest rate swap agreements	(3,205)
Cash dividends paid	(2,455)	(1,866)
Purchase and retirement of common stock		(1,167)

Net cash provided by (used in) financing activities	(3,599)	(5,241)

Net increase in cash and cash equivalents	12,543	(5,610)
Cash and cash equivalents at beginning of year	2,316	7,926

Cash and cash equivalents at end of period	$14,859	$2,316

Reconciliation of net income to net cash provided by operating activities
Net income	$14,710	$15,391
Depreciation and amortization	8,724	8,103
Non-cash ESOP cost	2,910	1,794
Restructuring and related asset impairment charge	1,470
Deferred income taxes	940	(634)
Gain on disposal of property	(85)	(5)
Changes in assets and liabilities, net of effects of acquisition:
Trade receivables	1,732	(4,341)
Inventories	18,641	(21,437)
Income tax recoverable	(185)	1,359
Prepaid expenses and other assets	(700)	(1,626)
Trade accounts payable	(448)	1,339
Accrued salaries, wages, and benefits	(2,596)	1,233
Accrued income taxes	(2,861)	3,169
Other accrued expenses	(1,704)	601
Other long-term liabilities	659	749

Net cash provided by operating activities	$41,207	$5,695